Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

(United States-Based Employee Form)

This AGREEMENT (the “Agreement”) is dated as of July 10, 2012 by and between GEORGIA GULF CORPORATION, a Delaware corporation (together with any Subsidiaries, as applicable, the “Company”), and TIMOTHY MANN, JR. (“Grantee” or “You”).

1.                                      Grant of Restricted Stock Units.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2011 Equity and Performance Incentive Plan (the “Plan”), the Company has granted to Grantee, as of July 10, 2012 (the “Date of Grant”), 34,000 Restricted Stock Units (otherwise referred to in this Agreement as “Restricted Stock Units”).  Each Restricted Stock Unit shall represent the contingent right to receive one share of Common Stock.

2.                                      Restrictions on Transfer of Restricted Stock Units.  The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee.  Any purported transfer, encumbrance or other disposition of the Restricted Stock Units that is in violation of this Agreement shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units.

3.                                      Vesting of Restricted Stock Units.  The Restricted Stock Units specified in Section 1 of this Agreement shall vest as follows:

(a)                                 On each of December 17, 2012, December 17, 2013 and July 10, 2015, a number of Restricted Stock Units equal to thirty-three and one-third percent (33-1/3%) multiplied by the number of Restricted Stock Units specified in Section 1 of this Agreement shall become nonforfeitable on a cumulative basis until 100% of the Restricted Stock Units specified in Section 1 of this Agreement have become nonforfeitable.  Each such date listed above shall be a settlement date under this Agreement.

(b)                                 In the event a Change in Control occurs prior to all of the Restricted Stock Units specified in Section 1 of this Agreement becoming nonforfeitable as provided in Section 3(a) above and while Grantee is an employee of the Company or any Subsidiary, the Restricted Stock Units covered by this Agreement shall become nonforfeitable if, in connection with such Change in Control, the successor corporation does not assume the obligations of the Company under this Agreement or provide Grantee with a substitute award with rights equivalent to the rights provided under this Agreement.

Subject to the following sentence, if the obligations of the Company under this Agreement remain unchanged or the successor corporation assumes the obligations of the Company under this Agreement or provides Grantee with a substitute award with rights equivalent to the rights provided under this Agreement, then no such acceleration shall apply and the terms of this Agreement shall apply to the assumed or substitute award, except as may otherwise be provided in a written agreement between Grantee and the Company.

Notwithstanding the foregoing, if, following a Change in Control, (i) the obligations of the Company under this Agreement remain unchanged or the successor corporation assumes the obligations of the Company under this Agreement or provides Grantee with a substitute award with rights equivalent to the rights provided under this Agreement and (ii) after the Change in Control, but prior to all of the Restricted Stock Units specified in Section 1 of this Agreement becoming nonforfeitable, the Company or any successor corporation or any subsidiary of either terminates Grantee’s employment without Cause or Grantee terminates his or her employment for Good Reason, then the Restricted Stock Units covered by this Agreement or any substitute award shall become nonforfeitable upon such termination of employment.

As used in this Agreement, the following terms shall be defined as follows:

“Cause” shall mean Grantee shall have committed prior to termination of employment any of the following acts:  (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Grantee’s duties or in the course of Grantee’s employment; (ii) intentional wrongful damage to material assets of the Company; (iii) intentional wrongful disclosure of material confidential information of the Company; (iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or (v) intentional breach of any stated material employment policy of the Company.  Any determination of whether Grantee’s employment was terminated for Cause shall be made by the Committee, whose determination shall be binding and conclusive.

“Good Reason” shall mean: (i) the Company or any Subsidiary reduces Grantee’s total compensation or total compensation potential by a material amount, except to the extent the Company or Subsidiary has instituted a reduction applicable to all senior executives of the Company or (ii) any attempted relocation of Grantee’s place of employment to a location more than 150 miles from the location of such employment on the date of such attempted relocation; provided, that the Grantee’s termination shall only constitute a termination for Good Reason hereunder if (x) the Grantee provides the Company with a notice of termination within 90 days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of the notice of termination, and (z) the date of termination occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.

4.                                      Forfeiture of Restricted Stock Units.  Except as provided in Section 3 or as the Committee may determine on a case-by-case basis, subject to the terms of the Plan, at such time as Grantee ceases to be continuously employed by the Company, any Restricted Stock Units that have not theretofore become nonforfeitable hereunder shall be forfeited.

5.                                      Qualifying Retirement.  Notwithstanding the foregoing, a Grantee shall be treated as being in the continuous employ of the Company for purposes hereof and vesting of Restricted Stock Units shall continue if and only for so long as all of the following conditions are met: (i) Grantee’s employment was terminated, including by reason of death, disability or retirement, other than by the Company for Cause; (ii) at the time such employment was terminated, Grantee had attained the age of 55; (iii) at the time such employment was terminated, Grantee’s age, when added to the number of years of continuous employment of such Grantee by the Company, equaled or exceeded seventy (70); and (iv) Grantee does not engage in any Detrimental Activity (together, a “Qualifying Retirement”).  For purposes of this Agreement, in the case vesting of Restricted Stock Units continues pursuant to this paragraph, such Restricted Stock Units which continue to vest shall be considered to become nonforfeitable only upon the date(s) specified in Section 3(a).

Upon a finding by the Committee that Grantee has met the conditions for a Qualifying Retirement and has engaged in any Detrimental Activity during the period of time beginning when such conditions are first met and ending when all rights under this Agreement terminate, and forthwith upon notice of such finding, Grantee shall forfeit any Restricted Stock Units with respect to which the forfeiture provisions hereunder have not lapsed, and Grantee hereby expressly agrees that the Company may exercise any and all other rights available to it under the Plan.

6.                                      Payment of Restricted Stock Units.  To the extent the Restricted Stock Units shall become nonforfeitable pursuant to Section 3(a) above, including after application of Section 5, shares of Common Stock underlying such Restricted Stock Units shall be transferred to Grantee no later than 15 days after the date on which the Restricted Stock Units become nonforfeitable (i.e., the respective settlement date), except as otherwise provided in Section 8.  To the extent the Restricted Stock Units become nonforfeitable pursuant to Section 3(b) above or upon termination of employment following the Change in Control, then even though such Restricted Stock Units become nonforfeitable upon the occurrence of the Change in Control or termination of employment after the Change in Control, payment will not be made to Grantee until the date or dates payment otherwise would have been made in the absence of such Change in Control or termination of employment after the Change in Control had Grantee continued to be employed by the Company.  In such case, shares of Common Stock underlying such Restricted Stock Units shall be transferred to Grantee no later than 15 days after the respective settlement date or dates, except as otherwise provided in Section 8. Notwithstanding anything in this Agreement to the contrary, but except as provided in Section 13 below or as the Committee may otherwise determine, and subject to the terms of the Plan, no shares of Common Stock underlying the Restricted Stock Units may be sold by Grantee until July 10, 2015.

7.                                      Dividend, Voting and Other Rights.  Grantee shall have no rights of ownership in the shares of Common Stock underlying the Restricted Stock Units and shall have no right to vote such shares of Common Stock until the date on which the shares of Common Stock are transferred to Grantee pursuant hereto.  Dividend equivalents will be paid in cash on the shares of Common Stock underlying the Restricted Stock Units and shall be deferred (with no earnings accruing) until and paid contingent upon the earning of the related Restricted Stock Units and paid at the same time the underlying shares are transferred to Grantee.

8.                                      Retention of Restricted Stock Units by the Company.  The shares of Common Stock underlying the Restricted Stock Units shall be released to Grantee by the Company’s transfer agent at the direction of the Company.  At such time as the Restricted Stock Units become payable as specified in this Agreement, the Company shall direct the transfer agent to forward all such payable shares of Common Stock to Grantee except, in the event that Grantee has notified the Company of his or her election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.

9.                                      Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Restricted Stock Units or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

10.                               Relation to Other Benefits.  Any economic or other benefit to Grantee under this Agreement shall not be taken into account in determining any benefits to which Grantee may be entitled.

11.                               Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent.

12.                               Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.                               Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.  If Grantee fails to make arrangements for the payment of tax, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld.  Notwithstanding the foregoing, when Grantee is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, Grantee may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to Grantee, shares of Common Stock having a value equal to the amount required to be withheld.  The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date the benefit is to be included in Grantee’s income.  In no event will the Market Value per Share of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

14.                               Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Committee, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

15.                               Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

16.                               Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

17.                               Notices.  Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: General Counsel and Secretary, and any notice to Grantee shall be addressed to said Grantee at his or her address currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

18.                               Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.

19.                               Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

20.                               Data Protection. By signing below, Grantee consents to the Company processing Grantee’s personal data provided herein (the “Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the vesting of Restricted Stock Units awarded herein.  For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement, as of the day and year first above written.

GEORGIA GULF CORPORATION

		By:	/s/ JAMES L. WORRELL
		Name:	James L. Worrell
		Title:	Vice President-Human Resources

GRANTEE:

Name:	/s/ TIMOTHY MANN, JR.
Timothy Mann, Jr.